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                                                                                                                      EXHIBIT 11

                                                     TOMMY HILFIGER CORPORATION
                                            COMPUTATION OF NET INCOME PER ORDINARY SHARE

                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             SIX MONTHS ENDED            THREE MONTHS ENDED
                                                                               SEPTEMBER 30,                SEPTEMBER 30,

                                                                              1996      1995               1996      1995
   FINANCIAL STATEMENT PRESENTATION

   PRIMARY

   Average shares outstanding                                                37,038    35,415             37,038    35,539

   Net effect of dilutive stock options based on the treasury
     stock method using average market price                                    704     1,536                946     1,626
                                                                            -------   -------            -------   -------

   Total                                                                     37,742    36,951             37,984    37,165
                                                                            =======   =======            =======   =======

   Net Income                                                               $36,668   $25,993            $24,090   $18,204
                                                                            =======   =======            =======   =======

   Per share amount                                                         $   .97   $   .70            $   .63   $   .49
                                                                            =======   =======            =======   =======

   FULLY DILUTED

   Average shares outstanding                                                37,038    35,415             37,038    35,539

   Net effect of dilutive stock options based on the treasury
     stock method using ending market price                                   1,010     1,686              1,068     1,659
                                                                            -------   -------            -------   -------

   Total                                                                     38,048    37,101             38,106    37,198
                                                                            =======   =======            =======   =======

   Net Income                                                               $36,668   $25,993            $24,090   $18,204
                                                                            =======   =======            =======   =======

   Per share amount                                                         $   .96   $   .70            $   .63   $   .49
                                                                            =======   =======            =======   =======
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